EXHIBIT 10.1

NMI Holdings, Inc.
Change in Control Severance Benefit Plan

I.	PURPOSE
NMI Holdings, Inc. (the “Company”) has established this Change in Control Severance Benefit Plan (the “Plan”) in order to assure the Company that it will have the continued dedication of specified executives and employees and eliminate the distractions of personal uncertainties associated with potential transactions that the Company may undertake in the future by providing for certain benefits and payments to those executives who experience qualifying terminations of employment in connection with such transactions, as described herein.

II.	PLAN TERM
The Plan is effective as of February 16, 2017 (the “Effective Date”), and it will remain in effect unless it is amended or terminated sooner by the Company. If a Change in Control occurs, the Plan shall continue in full force and effect until all obligations under the Plan have been satisfied.

III.	AMENDMENT; TERMINATION
Prior to the occurrence of a Change in Control, the Plan may be amended or terminated by the Committee; provided, however, that during the 12 months prior to a Change in Control, the Committee may not amend the plan in any manner that adversely affects the rights or benefits of any Participant without such Participant’s consent. Following the occurrence of a Change in Control, the Plan may not be amended or terminated in any respect that adversely affects the rights or benefits of any Participant and may not be terminated until all obligations under the Plan have been satisfied.

IV.	ADMINISTRATION
The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan and to adopt rules, regulations and guidelines to carry out the Plan as it deems necessary or appropriate. Any Committee decision in interpreting and administering the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Notwithstanding anything in the Plan to the contrary, following a Change in Control, a Participant shall have the right to challenge any determination by Committee regarding such Participant’s rights under the Plan in a court or tribunal of competent jurisdiction and the Committee’s determination shall be subject to de novo review. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or characterization of any decision by the Committee or by such person as final, binding or conclusive on any party.

V.	ELIGIBILITY
From time to time, the Committee may, in its sole discretion, designate in writing the names of the employees who shall be eligible for benefits under the Plan. Promptly following the date on which the Committee designates the employees who shall be Participants in the Plan, the Committee shall deliver each Participant a written notice of participation which specifies the Participant’s applicable Severance Multiple and COBRA Period. The Committee may designate Participants at any time. The Committee may revoke employees as Participants if, and only if, such Committee action occurs at least twelve months prior to a Change in Control.

VI.	SEVERANCE BENEFITS
Upon a Qualifying Termination that occurs within 24 months following a Change in Control, each Participant shall be entitled to receive the following benefits:

1.
A lump sum cash payment in an amount equal to (a) the Severance Multiple multiplied by (b) the sum of (i) the Participant’s annual base salary in effect as of the date of termination and (ii) the Participant’s target annual bonus for the year in which the date of termination occurs (the “Severance Amount”), which, subject to Section VII, shall be paid on the 60th day following the Participant’s date of termination. For purposes of determining the Severance Amount, the amount of the Participant’s

EXHIBIT 10.1

annual base salary and target annual bonus will be determined without regard to any reduction if such reduction is the reason for the Participant’s termination of employment under the Plan under clause (a) or (b) of the definition of Good Reason.

2.
A lump sum cash payment in an amount equal to the cost of (a) the monthly premiums for medical coverage for the Participant and his or her eligible dependents pursuant to Section 4980B(f) of the Code (or any successor provision thereof) in effect as of the date of termination, less the active employee rate for such coverage, multiplied by (b) the number of months in the COBRA Period, which amount, subject to Section VII, shall be paid on the 60th day following the Participant’s date of termination (the “COBRA Amount”). For avoidance of doubt, the COBRA Period will be set to align with the Severance Multiple, but stated on a monthly basis (e.g., a 2.0 multiple would be 24 months, while a 1.5 multiple would be 18 months).

3.
A lump sum cash payment in an amount equal to (a) the Participant’s target annual bonus for the fiscal year of termination, multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed through the date of termination during the fiscal year of the Company in which the date of termination occurs, and the denominator of which is the total number of days in such fiscal year, which amount, subject to Section VII, shall be paid on the 60th day following the Participant’s date of termination. The amount of the Participant’s target annual bonus will be determined without regard to any reduction if such reduction is the reason for the Participant’s termination of employment under the Plan under clause (b) of the definition of Good Reason (the “Prorated Bonus”).

4.
A lump sum cash payment consisting of the Participant’s earned annual base salary through the date of his or her termination of employment, which shall be paid no later than the 30th day following the date of the Participant’s termination of employment.

5.
Any annual incentive payment earned by the Participant for a prior award period but not yet paid to the Participant as of his or her date of termination (other than any portion of such annual incentive payment that was previously deferred, which shall be paid in accordance with the applicable deferral arrangement and any election thereunder), which shall be paid no later than the 15th day of the third month following the last day of the fiscal year with respect to which such incentive payment is earned.

6.
To the extent not paid or provided prior to the Participant’s date of termination, any other amounts or benefits required to be paid or provided, or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company or its affiliates through the date of termination, including unreimbursed expenses due and owing to the Participant under the Company’s expense reimbursement policy as of the date of termination.

Upon a Qualifying Termination that occurs during the six-month period immediately preceding the date on which a Change in Control occurs but after the date a definitive transaction agreement is executed that contemplates such a Change in Control, and it is reasonably demonstrated by the Participant that such termination of employment was initiated by the acquiror or merger partner in connection with the Change in Control, then, for purposes of the Plan, the Participant’s employment shall be deemed to have terminated immediately following the closing of the Change in Control, and the amount paid to the Participant under this Plan shall be reduced by the amount of any severance benefits paid to the Participant in connection with such termination of employment or that the Participant is entitled to receive in connection with such termination of employment pursuant to any other severance plan, policy or Individual Agreement.
Participants who voluntarily terminate employment without Good Reason or terminate employment due to death or Disability or are terminated by the Company for Cause will not be eligible for benefits under the Plan.
Participants shall have no obligation to mitigate the severance obligations under the Plan and compensation from a subsequent employer will not reduce benefits under the Plan.
All payments and benefits under the Plan shall be less any required tax withholdings.

EXHIBIT 10.1

VII.	RELEASE REQUIREMENT
A Participant shall not be entitled to the Severance Amount, the COBRA Amount or the Prorated Bonus unless the Participant executes a Separation Agreement and Release of All Claims (the “Separation Agreement”) within 30 days (or 45 days, if applicable law requires the Participant be entitled to consider the Separation Agreement for a longer period), and the Separation Agreement becomes effective in accordance with its terms prior to the 60th day following the Participant’s date of termination.

VIII.	SEVERANCE BENEFITS REQUIRED BY OTHER AGREEMENT
If Participant is entitled to severance benefits under the Plan and one or more other severance plans or agreements or an Individual Agreement, such Participant shall only receive the severance benefits under the Plan (subject to receipt of a signed (and unrevoked) Separation Agreement).

IX.	LIMITATION ON CERTAIN PAYMENTS
Anything in the Plan to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Plan (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Participant shall receive all Agreement Payments to which the Participant is entitled hereunder.
If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay promptly any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including without limitation, the Participant's agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Treasury Regulation Section 1.280G-1 under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Treasury Regulation Section 1.280G-1 under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Treasury Regulation Section 1.280G-1 under Section 280G of the Code in accordance with Q&A-5(a) of Treasury Regulation Section

EXHIBIT 10.1

1.280G-1 under Section 280G of the Code.
All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of the Participant’s termination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
The following terms shall have the following meanings for purposes of this Section.

1.
“Accounting Firm” means a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Participant, which firm shall not, without the Participant's consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

2.
“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant tax year(s).

3.
“Parachute Value” of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

4.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to the Plan or otherwise.

5.	“Safe Harbor Amount” means (x) 3.0 times the Participant's “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

X.	SECTION 409A
It is intended that payments and benefits made or provided under the Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under the Plan including without limitation through the timing of the delivery of the Separation Agreement, such that, for the avoidance of doubt, any payment that may be paid in more than one taxable year, depending on the date of delivery of the Release by a Participant, shall be paid in the later taxable year.
Notwithstanding anything to the contrary in the Plan, all reimbursements and in-kind benefits provided under the Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in the Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

EXHIBIT 10.1

Notwithstanding any other provision of the Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s termination of employment), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such Participant under the Plan during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

XI.	OTHER TERMS AND CONDITIONS

Unless otherwise specified in the Plan, all benefits of employment terminate as of the Participant’s date of termination.
The Plan does not constitute a contract of employment or impose on the Company any obligation to retain Participants. Nothing in the Plan will be deemed to modify or affect in any way any Participant’s at-will status.
In the event of any conflict between this document and any other document, instrument, or communication describing the policies or procedures with respect to benefits for employees eligible to participate in the Plan, the terms of this document will control.
The benefits under the Plan are provided entirely from the Company’s general assets. No portion of the Plan is funded.
In the event any provision of the Plan is held to be in conflict with or in violation of any federal, state or local statute, rule or decision, all other provisions of the Plan shall continue in full force and effect.
The Plan shall be governed by the laws of the State of California.

XII.	CERTAIN DEFINITIONS

“Cause” means (a) “Cause” as defined in the Participant’s Individual Agreement or (b) if the Participant is not subject to an Individual Agreement or it does not define Cause: (i) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, (iii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iv) a material violation of the Company’s ethics and compliance program. Following a Change in Control, any determination by the Committee as to whether Cause exists shall be subject to de novo review.
“Change in Control” means the happening of any of the following events:

(a)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any

EXHIBIT 10.1

entity controlled by the Company, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (iii) of this definition; or

(b)
A change in the composition of the Board of Directors of the Company (the “Board”) such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(c)
The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not have occurred unless the Change in Control constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Code.
“COBRA Period” means the period of months following the Participant’s termination of employment set forth in the written notice of participation provided to the Participant by the Company.
The “Code” means the Internal Revenue Code of 1986, as amended.

EXHIBIT 10.1

“Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Plan.
“Disability” means (a) “Disability” as defined in the Participant’s Individual Agreement or (b) if the Participant is not subject to an Individual Agreement or it does not define disability, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, as determined by the Committee, based upon medical evidence acceptable to it.
“Good Reason” means (a) a 10% reduction in the Participant’s base salary, (b) a 10% reduction in the Participant’s target annual incentive opportunity, (c) a material diminution in the Participant’s title or position or the assignment to the Participant of any duties or responsibilities (including reporting responsibilities) materially inconsistent with the Participant’s position, or (d) any relocation of the Participant’s principal place of business to a location more than 30 miles from the Participant’s principal place of business prior to such relocation. In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (d) within 30 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant's “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its subsidiaries or affiliates.
“Participant” means any executive, employee or consultant of the Company that the Committee has designated in writing as eligible to receive benefits under the Plan in accordance with Section V.
“Qualifying Termination” means a termination of the Participant’s employment by the Company without Cause or a resignation by the Participant with Good Reason.
“Severance Multiple” means the multiple set forth in the written notice of participation provided to the Participant by the Company.